FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     Pursuant to section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                             QUIKBYTE SOFTWARE, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

Colorado                                                 33-0344842
---------                                                ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                       7609 RALSTON ROAD, ARVADA, CO 80002
                  --------------------------------------------
                    (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on which
To be so registered                              each class is to be registered
--------------------                              ------------------------------

None                                             Not Applicable


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
[___]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

[X]

Securities  Act  registration  statement file number to which this form relates:
033-28456-LA (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                  ------------
                                (Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

         The Company's Articles of Incorporation authorize the issuance of 500,000,000 (Five Hundred Million) shares of Common Stock; $.0001 par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

         Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of then existing stockholders may be diluted.

SHAREHOLDERS

         Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

         No shareholder has entered into or delivered any lock up agreement or letter agreement regarding their shares or options thereon. Under the Colorado Business Corporation Act, no lock up agreement is required regarding the Company's shares as it might relate to an acquisition.

TRANSFER AGENT

         The Company has engaged Executive Registrar & Transfer, Inc. of Englewood, Colorado, as its transfer agent.

REPORTS TO STOCKHOLDERS

         The Company plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent certified public accountants. In the event the Company enters into a business combination with another company, it is the present intention of management to continue furnishing annual reports to stockholders. The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 for so long as it is subject to those requirements, and to file unaudited quarterly reports and annual reports with audited financial statements as required by the Securities Exchange Act of 1934.

ITEM 2. EXHIBITS

List below all exhibits filed as part of the registration statement:

S.K. #                                      PAGES

3.1      Articles of Incorporation          Incorporated by Reference
                                            To Registration Statement
                                            On Form S-18 #033-28456-LA

3.2      Bylaws                             Incorporated by Reference
                                            To Registration Statement
                                            On Form S-18 #033-28456-LA


SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 15, 2006                    Quikbyte Software, Inc.

                                            By:/s/Reed Clayson
                                            _________________________
                                            Reed Clayson, President